Exhibit 10.12.6
AMENDMENT NO. 6 TO AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     THIS AMENDMENT NO. 6 (this “Amendment”) TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT, dated as of July 1, 1999, between Brightpoint, Inc., an Indiana corporation (the “Employer” or the “Company”), and Steven E. Fivel (the “Employee”) is entered into as of December 19, 2008.
     WHEREAS, the Employer and the Employee have entered into an amended and restated employment agreement, dated as of July 1, 1999, as amended by those certain amendments dated as of January 1, 2001, January 1, 2002, January 1, 2003, January 1, 2004 and April 7, 2005 (the “Employment Agreement”); and
     WHEREAS, the Employer and Employee wish to amend certain sections of the Employment Agreement as provided below.
     NOW, THEREFORE, in consideration of the premises and mutual benefits and covenants contained herein, the parties hereto agree as follows:
     1. Unless the context indicates otherwise, capitalized terms used and not defined in this Amendment shall have the respective meanings assigned thereto by the Employment Agreement.
     2. This Amendment is effective as of the date first set forth above, except as specifically provided otherwise.
     3. Section IX(i)(A) shall be amended and restated in its entirety as follows:
     (i) Severance Cap.
     (A) Notwithstanding Subsection 9(d)(ii) and Section 9(h) above, the total value to be received by the Employee due to the Severance Pay pursuant to Subsection 9(d)(ii) and the accelerated vesting pursuant to Section 9(h) (the “Accelerated Vesting”) (such total value referred to herein as the “Total Severance Value”) may not exceed $2.25 million (the “Severance Cap”). With respect to a Date of Termination after January 1, 2010 the Severance Cap shall be (i) $1.25 million in the event that, prior to and not as a result of a Change of Control, the Employee’s employment is terminated either by the Employee for Good Reason or by the Employer other than pursuant to Sections 6.2 or 6.3 hereof, and (ii) 2.25 million in the event that (x) the employee, without Good Reason, terminates his employment at any time within twelve months after a Change of Control (provided that if the Change of Control is pursuant to Section 6.4.2(b) of this Agreement, it is ascertainable on the date of such Termination that such Change of Control has occurred), or (y) if after or as a result of a Change of Control, the Employee’s employment is terminated either by the Employee for Good

Reason or by the Employer other than pursuant to Sections 6.2 or 6.3 hereof. For the avoidance of doubt, any accelerated vesting of the restricted stock award granted to the Employee on April 7, 2005 and any Increase provided to the Employee pursuant to Section 9(e) hereof shall not count toward or be subject to the Severance Cap.
     4. A new Section 13 is added to the Employment Agreement as follows:
          “13. Compliance with Code Section 409A.
          (a) It is intended that any amounts payable under this Employment Agreement and the Employer’s and the Employee’s exercise of authority or discretion hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the Treasury regulations and other published guidance relating thereto, so as not to subject the Employee to the payment of any interest or additional tax imposed under Code Section 409A. To the extent any amount payable to the Employee from the Employer, per this Employment Agreement or otherwise, would trigger the additional tax imposed by Code Section 409A, the payment arrangements shall be modified to avoid such additional tax. Notwithstanding any provision in the Employment Agreement to the contrary, as needed to comply with Code Section 409A, payments due under this Agreement shall be subject to a six (6) month delay such that amounts otherwise payable during the six (6) month period following the Employee’s separation from service shall be accumulated and paid in a lump-sum catch-up payment as of the first day of the seventh-month following separation from service.
          (b) The Employer shall pay in full any Delayed Payment in accordance with Section 13(a) and shall not deduct from or setoff against any Delayed Payment (i) any compensation earned by the Employee as the result of employment by another employer or business or profits earned by the Employee from any other source at any time before and after the Date of Termination, or (ii) any other amounts actually owed or claimed by the Employer to be owed by the Employee to the Employer in connection with any claim the Employer has or makes against the Employee.”
     5. Miscellaneous.
          (a) This Amendment is a legal and binding obligation of the parties, enforceable in accordance with its terms.
          (b) This Amendment shall be construed in accordance with the internal laws and not the choice of law provisions of the State of Indiana.
          (c) Except as specifically amended hereby, the Employment Agreement shall remain in full force and effect. In the event the terms of the Employment Agreement conflict with this Amendment, the terms of this Amendment shall control.

          (d) Except as otherwise provided herein, this Amendment contains the entire understanding between the parties, and there are no other agreements or understandings between the parties with respect to the subject matter hereof. No alteration or modification hereof shall be valid except by a subsequent written instrument executed by the parties hereto.
          (e) This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute only one agreement. Any facsimile of this Amendment shall be considered an original document.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment No. 6 to Amended and Restated Employment Agreement as of the date first set forth above.

12/30/08	BRIGHTPOINT, INC.
	By:	/s/ Robert J. Laikin
		Name:	Robert J. Laikin
		Title:	CEO

EMPLOYEE
/s/ Steven E. Fivel
Steven E. Fivel

4